Exhibit 99.1

Beeline Holdings Receives Nasdaq Approval as a New Listing

Providence, Rhode Island, March 10, 2025 – Eastside Distilling, Inc. d/b/a Beeline Holdings (Nasdaq: BLNE) today announced that its application for a new Nasdaq listing has been officially accepted. The new listing requirement follows the change of control resulting from the company’s merger with Beeline Financial Holdings, Inc. and shareholder approval of the change of control on March 7, 2025.

Additionally, the company confirmed that shareholders also approved its name change to Beeline Holdings, Inc. (“Beeline”) on March 7, 2025, with the change set to take effect on March 12, 2025. The new name aligns with Beeline’s strategic focus on its AI-driven online mortgage business, reinforcing its commitment to innovation in the industry.

Nick Liuzza, the newly appointed Chief Executive Officer of Beeline, expressed confidence in the company’s trajectory, stating, “This milestone marks just the beginning of an exciting new chapter for Beeline. With strong momentum behind our technology and business development initiatives, we look forward to sharing more updates in the near future as we continue to drive forward innovation in the mortgage space.”

To meet the minimum price requirement for its new Nasdaq listing, Beeline will implement a 1-for-10 reverse stock split of its common stock, effective March 12, 2025. Following the split, every ten shares of issued and outstanding common stock will be converted into one share. The company’s common stock will continue trading on Nasdaq under the symbol “BLNE” with a new CUSIP number assigned post-split.

About Beeline Financial Holdings, Inc.

Beeline Financial Holdings, Inc. is a technology-driven mortgage lender and title provider building a fully digital, AI-powered platform that simplifies and accelerates the home financing process. Headquartered in Providence, RI, Beeline Financial Holdings, Inc. is dedicated to transforming the mortgage industry through innovation and customer-focused solutions. It is a wholly-owned subsidiary of Beeline Holdings and owns Beeline Loans and Beeline Labs.

About Eastside Distilling, Inc.

Eastside Distilling, Inc. is a producer of award-winning craft spirits, including whiskey, vodka, and rum. Founded in Portland, OR, Eastside is committed to quality, innovation, and sustainability, delivering exceptional products that reflect the spirit of the Pacific Northwest.

Contact:

ir@makeabeeline.com

SOURCE: Eastside Distilling, Inc.